Calculation of Filing Fee Tables
F-4
FAIRFAX FINANCIAL HOLDINGS LTD/ CAN
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	6.100% Senior Notes due 2055	457(o)			$ 600,000,000.00	0.0001531	$ 91,860.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 600,000,000.00		$ 91,860.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 91,860.00
Offering Note
[1]	(1) The 6.100% Senior Notes due 2055 (the "Notes") being registered are offered (i) in exchange for 6.100% Senior Notes due 2055 previously sold in a transaction exempt from registration under the Securities Act of 1933, as amended, and (ii) upon certain resales of the notes by broker-dealers. Fairfax Financial Holdings Limited and Allied World Assurance Company Holdings, Ltd are co-obligors of the Notes.